Exhibit 3.2

CORPORATE BYLAWS

of

MINERALRITE CORPORATION

(as amended 11-02-2026)

ARTICLE 1

Company Formation

1.01	FORMATION. This Corporation is formed pursuant to the Business Organizations Code (the “Code”), the Texas For-Profit Corporation Law (the “Law”), and the laws of the State of Texas.
1.02	CERTIFICATE OF FORMATION COMPLIANCE. The Board of Directors (the “Board”) acknowledges and agrees that the Corporation’s Restated Certificate of Formation (as filed with the Texas Secretary of State on October 26, 2026, and as further amended or restated from time to time, the “Certificate of Formation”) has been filed with the Texas Secretary of State and all filing fees have been paid and satisfied.
1.03	REGISTERED OFFICE & REGISTERED AGENT. Per Section 5.201 of the Code, the Board agrees that the Corporation’s registered agent for service of process is located in the State of Texas, as stated in the Certificate of Formation. The Corporation may change its registered agent by resolution of the Board and filing a statement with the Secretary of State setting forth the change. Pursuant to the Section 3.151 of the Code, the Board is obligated to maintain and update the corporate records on file with the Corporation’s registered agent.
1.04	OTHER OFFICES. The Corporation may have other offices as selected by the Board per Section 2.101 of the Code.
1.05	CORPORATE SEAL. Pursuant to Section 2.101 of the Code, the Board may, but is not required to, adopt a corporate seal with the form and inscription of its choosing.
1.06	PURPOSE. Pursuant to Section 2.001 of the Code, this Corporation is formed to engage in any lawful business purpose.
1.07	ADOPTION OF BYLAWS. Pursuant to Section 21.057 of the Law, the Board has caused the adoption of these corporate bylaws (“Bylaws”) on behalf of the Corporation.

ARTICLE 2

Board of Directors

2.01	INITIAL MEETING OF THE BOARD. Per Section 21.059 of the Law, the Board has conducted and completed the initial organizational meeting of the Corporation.
2.02	POWERS AND NUMBERS. Pursuant to Section 21.401 of the Law, the management of all the Corporation’s affairs, property, and interests shall be managed by or under the direction of the Board. Per Section 21.403 of the Law, the Board of the Corporation shall be comprised of the number of directors determined in the manner set forth in these Bylaws, as provided in Article VI of the Certificate of Formation. Consistent with Section 21.402 of the Law, the Board consists of at least one (1) natural person who need not be a shareholder or resident of the State of Texas.
2.03	DIRECTOR LIABILITY. Each director is required, individually and collectively, to act in good faith, with reasonable and prudent care, and in the best interest of the Corporation. If a director acts consistent with Section 21.316 of the Law and in the best interest of the Corporation, then the director shall not be liable to
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the Corporation or its shareholders for official acts on behalf of the Corporation, to the fullest extent permitted by law and as provided in Article X of the Certificate of Formation. Directors are presumed to act in compliance with the best interest of the Corporation and Section 21.316 of the Law.

Directors who fail to comply with the best interest of the Corporation and Sections 21.303 and 21.316 of the Law shall be personally liable to the Corporation for any improper distributions and as otherwise described in Section 21.316 of the Law and these Bylaws.

2.04	CLASSES OF DIRECTORS. Until such time as the Certificate of Formation is accordingly amended, the Corporation does not have classes of directors.
2.05	CHANGE OF NUMBER. The number of directors may be changed at any time by amendment of these Bylaws, pursuant to the process outlined in Article 10 of these Bylaws. A decrease in number does not have the effect of shortening the term of any incumbent director. In the event the established number of directors is decreased, the directors shall hold their positions until the next shareholder meeting occurs and new directors are elected and qualified.
2.06	ELECTION & REMOVAL OF DIRECTORS. Per Sections 21.405 and 21.407 of the Law, directors are to be voted on and elected at each annual shareholder meeting for a term of one (1) year. A director shall hold office until their successor is duly elected and qualified at the following annual shareholder meeting, unless a special meeting is expressly called to remove a director and/or fill a vacancy. If a director is elected, but is not yet qualified to hold office, then the previous director shall holdover until such time that the newly elected director is so qualified. Pursuant to Section 21.409 of the Law, one or more directors of the Board may be removed by an affirmative vote by the holders of a majority of stock entitled to vote at any meeting of shareholders called expressly for that purpose.
2.07	VACANCIES. Per Section 21.410 of the Law, all vacancies in the Board may be filled by the affirmative vote of a majority of the remaining directors, provided that any such director who fills a vacancy is qualified to be a director and shall only hold the office until a new director is elected by the shareholders at the next meeting of the shareholders. Any director who fills a vacancy on the Board shall not be considered unqualified or disqualified solely by virtue of being an interim director. Pursuant to Section 21.410 of the Law, any director elected by the shareholders to fill a vacancy which results from the removal of a director shall serve the remainder of the annual term of the removed director and until a successor is elected by the shareholders and qualified. The Board may fill a vacancy created by an increase in the number of directors for a term lasting until the next annual election of directors by the shareholders at the annual meeting or a special meeting called for the purpose of electing directors.
2.08	REGULAR MEETINGS. Pursuant to Sections 6.001 and 6.002 of the Code, the meetings of the Board or any committee may be held at the Corporation’s principal office or at any other place designated by the Board or its committee, including by means of remote communication which allows all persons participating in the meeting to hear each other at the same time. The annual meeting of the Board will be held without notice immediately after the adjournment of the annual meeting of shareholders.
2.09	SPECIAL MEETINGS. Pursuant to Sections 6.001 and 6.002 of the Code, special meetings of the Board may be held at any place and at any time, including by means of remote communication which allows all persons participating in the meeting to hear each other at the same time, and may be called by the Chairman of the Board, the President, Vice President, Secretary, or Treasurer, or at least two (2) directors. Any special meeting of the Board must be preceded by at least forty-eight (48) hours’ notice of the date, time, place, and purpose of the meeting, unless these Bylaws require otherwise.
2.10	ACTION BY DIRECTORS WITHOUT A MEETING. Pursuant to Section 6.201 of the Code and Section 21.415 of the Law, any action which may be taken at a meeting of the Board, or its committee, may be taken
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without a meeting, provided all directors or committee members unanimously agree and sign a consent that sets forth the action taken by the Board. The signed consent is to be filed with the minutes of the proceeding.

2.11	NOTICE OF MEETINGS. Pursuant to Section 21.411 of the Law, the regular meetings of the Board shall be held without notice of the date, time, place, or purpose of the meeting, provided the meeting of the Board follows the adjournment of the annual shareholder meeting. Notice may be given personally, by facsimile, by mail, or in any other lawful manner, so long as the method for notice comports with Article 8 of these Bylaws. Oral notification is sufficient only if a written record of the notice is included in the Corporation’s minute book. Notice is effective at the earliest of:
(a)	Receipt;
(b)	Delivery to the proper address or telephone number of the director(s) as shown in the Corporation’s records; or
(c)	Five (5) days after its deposit in the United States mail, as evidenced by the postmark, if correctly addressed and mailed with first-class postage prepaid.
2.12	WAIVER OF NOTICE. Pursuant to Section 21.412 of the Law, a director waives the notice requirement if that director attends or participates in the meeting, unless a director attends for the express purpose of promptly objecting to the transaction of any business because the meeting was not lawfully called or convened. Under Section 21.412 of the Law, a director may waive notice by a signed writing, delivered to the Corporation for inclusion in the minutes before or after the meeting.
2.13	QUORUM. Per Section 21.413 of the Law, a majority of the entire Board constitutes a quorum, and a quorum is necessary at any meeting where an action to transact business occurs.
2.14	REGISTERING DISSENT. Pursuant to Section 21.414 of the Law, a director who is present at a meeting where an action to transact business occurs is presumed to have assented to such action, unless the director expressly dissents to the action. A valid dissent must be entered in the meeting’s minutes, filed with the meeting’s acting Secretary before its adjournment, or forwarded by registered mail to the Corporation’s Secretary within twenty-four (24) hours after the meeting’s adjournment. These options for dissent do not apply to a director who voted in favor of the action or failed to express such dissent at the meeting.
2.15	EXECUTIVE AND OTHER COMMITTEES. Subject to Section 21.416 of the Law, the Board may create committees to delegate certain powers to act on behalf of the Board, provided the Board passes a resolution indicating such creation or delegation. Notwithstanding the power to create committees, no committee may issue stock, recommend shareholder actions, nor amend these Bylaws. The Board may delegate to a committee the power to appoint directors to fill vacancies on the Board. All committees must record regular minutes of their meetings and keep the minute book at the corporation’s office. The creation or appointment of a committee does not relieve the Board or its members from their standard of care described in Section 2.03 of these Bylaws or in Section 7.001 of the Code and Section 21.316 of the Law.
2.16	COMPENSATION. The Board may adopt a resolution which results in directors being paid a reasonable compensation for their services rendered as directors of the Corporation. Directors may also be paid a fixed sum and expenses, if any, for attendance at each regular or special meeting of such Board. Nothing contained in these Bylaws precludes a director from receiving compensation for serving the Corporation in any other capacity, including any services rendered as an officer or employee. If the Board accordingly passes a resolution, then committee members may be allowed like compensation for attending committee meetings.
2.17	INDEMNIFICATION. Provided the director complies with the standard of care described in Section 2.03 of these Bylaws and Section 7.001 of the Code and Sections 21.303 and 21.316 of the Law, the Corporation shall indemnify any director made a party to a proceeding, brought or threatened, as a consequence of the director acting in their official capacity. In the event a director is entitled to indemnification by the
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Corporation, the director shall be indemnified pursuant to the process outlined in Sections 8.051 and 8.101 of the Code.

2.18	ADVANCEMENT OF EXPENSES. Consistent with Article XI of the Certificate of Formation and Section 8.104 of the Code, the Corporation shall pay or reimburse, in advance of the final disposition of a proceeding, the reasonable expenses incurred by a present or former director who was, is, or is threatened to be made a respondent in the proceeding because of the person’s service to the Corporation, after the Corporation receives:
(a)	a written affirmation by the person of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification under Chapter 8 of the Code; and
(b)	a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if it is ultimately determined that the person has not met that standard or that indemnification is prohibited by Chapter 8 of the Code.

ARTICLE 3

Stock

3.01	AUTHORITY TO ISSUE. Subject to Sections 21.151, 21.154, 21.157, and 21.159 of the Law and the Corporation’s Certificate of Formation, the Corporation is authorized to issue any class of stock or securities convertible into stock of any class. Before any stock of the Corporation may be issued, the Board must pass a resolution which authorizes the issuance, sets the minimum consideration for the stock or security (or a formula to determine the minimum consideration), and fairly describes any non-monetary consideration.
3.02	RESTRICTIONS. Stock may only be issued pursuant to the Certificate of Formation, and by the process described in these Bylaws. Any issuance of stock exceeding the amount described in the Certificate of Formation requires Board authorization, approval from the majority of shareholders, and an amendment to the Certificate of Formation. Per Section 21.213 of the Law, any restriction on the transferability of stock shall be fully furnished to the shareholders, upon request, and without any charge to the shareholder. Per Section 21.213 of the Law, any failure to furnish such information to the shareholder or a transferee without actual knowledge of the restriction renders the restriction on stock transferability invalid or unenforceable.

As provided in Section 21.203 of the Law, no shareholder has a preemptive right to subscribe to any subsequent or additional issuance of stock.

3.03	STOCK CERTIFICATES. Under Section 3.202 of the Code, shareholders are entitled to stock certificates that certify the shares of the Corporation’s stock held by the shareholder. Notwithstanding the shareholders’ rights to stock certificates, the Board may authorize the issuance of some or all shares of any class or series of stock without certificates, provided the Board shall provide to a shareholder a written statement that contains the information required to be on stock certificates, per Section 3.205 of the Code.

Per Sections 3.202 and 3.203 of the Code, each stock certificate must contain on its face:

(a)	The Corporation name and that the Corporation is organized under the laws of this State;
(b)	The name of the shareholder (or person to whom the stock is issued);
(c)	The number and class of shares and the designation of the series, if any, the certificate represents; and
(d)	The signature of two officers designated in these Bylaws or by the Board, or, at any time when one person holds every office authorized to sign stock certificates, the signature of that one person.

For the sake of clarity, in the event that an individual serves multiple roles within the Corporation, that person cannot countersign any document which that person has already signed in their official or individual capacity, except that when one person holds every office authorized to sign stock certificates, that person’s single

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signature is sufficient for purposes of this Section 3.03. If an officer who has signed or whose facsimile signature appears on any stock certificate ceases to be an officer before the certificate is issued to the shareholder, it may be issued by the Corporation and is valid as if the person were an officer on the date of issuance. The certificate may be sealed with the Corporation’s seal.

3.04	MUTILATED, LOST, OR DESTROYED CERTIFICATES. Per Section 21.057 of the Law, in the instance of any mutilation, loss, or destruction of any stock certificate, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation. The Board may establish other procedures as they deem necessary.
3.05	FRACTIONAL SHARES OR SCRIP. Subject to Section 21.163 of the Law, the Corporation may:
(a)	Issue fractions of a share which entitle the holder to exercise voting rights, to receive dividends, and to participate in any of the Corporation’s assets in the event of liquidation;
(b)	Arrange for the disposition of fractional interests by those entitled thereto;
(c)	Pay the fair market value, in cash, of fractions of a share as of the time when those entitled to receive such shares are determined; or
(d)	Issue scrip in a form which entitles the holder to receive a certificate for the full share upon surrender of such scrip aggregating a full share.
3.06	TRANSFER. So long as there is no transferability restriction on the stock, as described in Section 3.02 of these Bylaws, the stock of the Corporation is freely transferable. Transfers of stock must be made upon the corporation’s stock transfer books. Stock transfer books shall be kept in the manner described in Article 7 of these Bylaws.

Before a new certificate is issued, the old certificate must be surrendered for cancellation. The Board may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers of shares therein.

3.07	REGISTERED OWNER. The Corporation shall recognize an individual as the registered owner of a given stock, provided that individual is determined as the shareholder of record by the record date as set out in Section 4.07 of these Bylaws. Shareholders may agree to confer the right to vote or represent their stock to third parties, including trustees, proxies, or fiduciaries. The Board may resolve to adopt a procedure by which a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the stock registered in the shareholder’s name are held for the account of a specified person or persons. The resolution must set forth:
(a)	The classification of shareholder who may certify;
(b)	The purpose or purposes for which the certification may be made;
(c)	The form of certification and information to be contained therein;
(d)	If the certification is with respect to a record date or closing of the stock transfer books, the date within which the certification must be received by the Corporation; and
(e)	Other provisions with respect to the procedure as are deemed necessary or desirable.

Upon receipt of a certification complying with this procedure, the Corporation must treat the persons specified in the certification as the holders of record for the number of shares specified in place of the shareholder making the certification.

3.08	CLASSES OR SERIES OF STOCK. The Corporation’s authorized stock consists of the classes of stock, and the series of Preferred Stock, set out in the Certificate of Formation, each having the rights, preferences, limitations and restrictions stated in the Certificate of Formation and in any resolution of the Board
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establishing a series as permitted by the Certificate of Formation. In the event the Board decides to classify or reclassify the stock or alter any shareholder rights or restrictions, then the Board shall cause an amendment to the Certificate of Formation to be filed with the Secretary of State. The amendment must describe the rights and restrictions which are being modified or altered, along with a statement (if any) that the stock has been classified or reclassified. Pursuant to Sections 21.053 through 21.055 of the Law, the amendment shall be acknowledged and signed by either a director or an executive officer on behalf of the Board, or an agent authorized to submit filings on the Corporation’s behalf.

3.09	STOCK OWNED BY ENTITIES. Per Section 21.366 of the Law, stock held by another corporation may be voted by that other corporation’s officer, agent, or proxy chosen by its board of directors, or, in the absence of such determination, by the president of that other corporation. Per Section 21.366 of the Law, shares of stock in the Corporation held by a fiduciary of the named shareholder may be voted or represented by the fiduciary.

Subject to Section 21.366 of the Law, the Corporation may vote or represent stock that it holds in itself, provided the Corporation holds such stock in a fiduciary capacity. If the Corporation holds stock in itself in such a fiduciary capacity, then such stock shall be counted in determining the total number of outstanding shares of stock at a given time.

ARTICLE 4

Shareholders’ Meetings

4.01	MEETING PLACE. Per Section 21.351 of the Law, all shareholder meetings must be held at the Corporation’s principal office or other place predetermined by the Board. As permitted by Section 21.3521 of the Law, shareholders may participate in the meeting by means of virtual or remote conference, provided the participants can hear each other in real time.
4.02	ANNUAL MEETING TIME. The annual shareholder meeting for the election of directors and the transaction of such other business properly before the meeting, must be held each year as shall be regularly determined by the Board. In the event that such date is a legal holiday, then the meeting must be held on the day following, at the same hour. Pursuant to Section 21.351 of the Law, failure to hold an annual meeting at the time stated in or fixed within these Bylaws does not affect the validity of any corporate action.
4.03	ANNUAL MEETING – ORDER OF BUSINESS. Pursuant to Section 21.351 of the Law, the order of business at the annual shareholder meeting is as follows:
(a)	Calling the meeting to order;
(b)	Proof of notice of meeting (or filing of waiver);
(c)	Reading of minutes of last annual meeting;
(d)	Officer reports;
(e)	Committee reports;
(f)	Election of directors;
(g)	Disclosures to shareholders; and
(h)	Miscellaneous business.
4.04	SPECIAL MEETINGS. Subject to Section 21.352 of the Law, special shareholder meetings, for any purpose, may be called at any time by the President, the Board, or the Secretary, or as provided in Section 5.15 of these Bylaws. A special shareholder meeting may also be held upon request if said request is signed, dated, and delivered to the Secretary by the holders of at least one-tenth of all shares entitled to vote at the meeting.
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4.05	NOTICE. Pursuant to Section 21.353 of the Law, the Secretary shall cause notice to be given to each shareholder of record at least ten (10) days, but no more than sixty (60) days, before the shareholders’ meeting. Notice shall be by electronic transmission, mailing, or personal delivery, and shall state the time, place, and purpose of the meeting (including instructions for how to virtually attend and participate). Notice is considered given to a shareholder when it is personally provided to the shareholder, left at the shareholder’s residence or usual place of business, mailed to the shareholder’s address of record, or by electronic transmission to the shareholder’s address or number of record on file with the Corporation. A single notice can be delivered to multiple shareholders sharing the same address, unless the Corporation receives a request from a shareholder that more than a single notice be delivered.

Notice by electronic transmission shall be considered ineffective if the Corporation is unable to deliver two (2) consecutive notices and the individual responsible for sending notices to shareholders is made aware of the delivery failures. A shareholder meeting, and any actions taken by shareholders, shall not be invalidated due to an inadvertent failure to deliver notice. Per Section 21.353 of the Law and Section 4.07 of these Bylaws, the notice must include the record date for determining the shareholders entitled to vote at the meeting, if such date is different than the record date for determining shareholders entitled to notice of the meeting.

4.06	WAIVER OF NOTICE. As stated in Section 6.052 of the Code, a shareholder who is entitled to notice may waive the notice requirement if they provide a signed written waiver of the required notice, before or after the stated meeting time, or the shareholder is present at the meeting in person or by proxy and fails to object to the holding of the meeting or particular matter at the meeting outside the purpose described in the notice.
4.07	RECORD DATE. Consistent with Sections 21.357 and 21.372 of the Law, at least ten (10) days before each shareholder meeting, a complete record of the shareholders entitled to vote at the meeting must be made and maintained in the books and records of the Corporation. This list must be arranged in alphabetical order and include the address of and number of shares of stock held by each shareholder. This record must be kept on file at the Corporation’s principal office for a period of ten (10) days prior to the meeting. The records must also be kept open for inspection at shareholder meetings.
4.08	CLOSING OF TRANSFER BOOKS AND FIXING RECORD DATE. Subject to Section 21.355 of the Law, the Board may order the stock transfer books to be closed in order to determine which shareholders are entitled to notice of or to vote at any shareholder meeting, or any adjournment thereof, or entitled to receive payment of any dividend. Instead of closing the stock transfer books, the Board may fix in advance a record date for determination of such shareholders. The record date must not be more than sixty (60) days or less than ten (10) days prior to the date of the meeting, adjournment, or payment.
4.09	SHAREHOLDER LIABILITY. Consistent with Section 21.223 of the Law, shareholders are not liable to the Corporation or its creditors, except that in the event the agreed upon price or consideration for the stock has not been fully paid. In the event that a subscription price or consideration for stock has not been fully paid, the following people are not personally liable for the unpaid balance:
(a)	a transferee or assignee who acquires the stock or subscription in good faith and without knowledge or notice of the nonpayment;
(b)	a person who holds the stock as a fiduciary, although the estate in the hands of the fiduciary is liable for the nonpayment; and
(c)	a pledgee or other person who holds stock as security.
4.10	VOTING RIGHTS. Pursuant to Section 21.366 of the Law and the Certificate of Formation of the Corporation, each outstanding share of stock is entitled to vote on all such matters as may be put to a vote of the specific class or series of shares entitled to vote on the subject at a shareholder meeting; provided the
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voted or represented shares are held in compliance with any payment plan, subscription, or stock purchase agreement.

4.11	PROXIES. As permitted by Section 21.367 of the Law, a shareholder may vote either in person or by proxy, signed in writing by the shareholder or the shareholder’s duly authorized attorney-in-fact. No proxy is valid after eleven (11) months from the date signed, unless the proxy states otherwise. A proxy is revocable by a shareholder at any time, unless the proxy states that it is irrevocable and is coupled with an interest.
4.12	QUORUM. As provided in Section 21.358 of the Law, the presence, in person or by proxy, of shareholders entitled to cast a majority of all the outstanding voting stock constitutes a quorum. If a quorum is present at a shareholder meeting, then a majority of all the votes cast at the meeting is sufficient to approve any matter properly brought before the meeting.
4.13	ACTION BY SHAREHOLDERS WITHOUT A MEETING. Per Section 6.201 of the Code, any action which may be taken at any annual or special shareholder meeting may be taken without a meeting if all of the shareholders entitled to vote on the subject consent to the action in writing. Such consent has the same force and effect as a unanimous vote of the shareholders.

Per Section 6.202 of the Code, an action may be taken without a meeting by the written consent of the holders of fewer than all of the shares entitled to vote on the subject only to the extent the Certificate of Formation authorizes it. As of the adoption of these Bylaws, the Certificate of Formation authorizes such action by the holders of each series of Preferred Stock acting in their capacity as holders of that series, by written consents signed by holders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares of that series entitled to vote were present and voted. Any such action shall comply with Sections 6.202 through 6.205 of the Code, including prompt notice of the action to the holders who did not consent, and, if the consenting holders hold a class or series of securities registered under Section 12 of the Securities Exchange Act of 1934, with Regulation 14C under that Act, including Rule 14c-2.

ARTICLE 5

Officers

5.01	DESIGNATIONS. Consistent with Section 3.103 of the Code and Section 21.417 of the Law, the Corporation shall have a President, a Secretary, and a Treasurer, who will be elected by the directors at their first meeting after the annual shareholder meeting. The Corporation may also have a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, one or more Vice-Presidents (one shall serve as Executive Vice-President) and Assistant Secretaries and Assistant Treasurers as the Board may designate. An elected officer will hold office for one year or until a successor is elected and qualified. For the sake of clarity and the avoidance of doubt, the same person may hold any two or more offices concurrently. All officers may be removed at any time, with or without cause, pursuant to Section 3.104 of the Code.
5.02	THE PRESIDENT. Pursuant to Section 3.103 of the Code and Section 21.417 of the Law, the President shall preside over all meetings of shareholders and directors at which the Chairman of the Board is not presiding, shall have general supervision of the Corporation’s affairs, and perform all other duties as are incident to the office or are properly required by a resolution passed by the Board.
5.03	VICE PRESIDENT. Per Section 3.103 of the Code, during the absence or disability of the President, the Executive Vice-President may exercise all functions of the President. Each Vice-President shall have such powers and fulfill such duties as may be assigned by a resolution of the Board.
5.04	SECRETARY AND ASSISTANT SECRETARIES. Pursuant to Section 3.103 of the Code and 21.417 of the Law, the Secretary must:
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(a)	Issue notices for all meetings and actions of the Board or shareholders;
(b)	Accept all requests for special meetings of the Board or shareholders;
(c)	Accept all notices of proxy appointments and revocations;
(d)	Keep the minutes of all meetings;
(e)	Accept delivery of any dissent announced at any meeting of the Board or shareholders;
(f)	Acknowledge and execute any stock certificates;
(g)	Have charge of the corporate seal and books; and
(h)	Make reports and perform duties as are incident to the office, or are properly required of him or her by the Board.

The Assistant Secretary, or Assistant Secretaries (in the order designated by the Board), will perform all of the duties of the Secretary during the absence or disability of the Secretary, and at other times may perform such duties as are directed by the President or the Board.

5.05	THE TREASURER. Pursuant to Section 3.103 of the Code, the Treasurer shall:
(a)	Have custody of all the Corporation’s monies and securities and keep regular books of account;
(b)	Disburse the Corporation’s funds in payment of the just demands against the Corporation or as may be ordered by the Board, taking proper vouchers for such disbursements; and
(c)	Provide the Board with an account of all his or her transactions as Treasurer and of the financial conditions of the office properly required of him or her by the Board.

If selected, the Assistant Treasurer, or Assistant Treasurers (in the order designated by the Board), must perform the duties of the Treasurer in the absence or disability of the Treasurer, and at other times may perform such other duties as are directed by the President or the Board.

5.06	DELEGATION. In the absence or inability to act of any officer and of any person authorized to act in their place, the Board may delegate the officer’s powers or duties to any other officer, director, or other person, subject to Section 5.01 of these Bylaws. Vacancies in any office arising from any cause may be filled by the Board, subject to Section 5.01 of these Bylaws, at any regular or special board meeting.
5.07	OTHER OFFICERS. Per Section 3.103 of the Code, the Board may appoint other officers and agents as they deem necessary or expedient. The term, powers, and duties of such officers will be determined by the Board and described in the resolution authorizing the appointment.
5.08	LOANS. As required by Section 13(k) of the Securities Exchange Act of 1934, the Corporation shall not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer of the Corporation. For the avoidance of doubt, this prohibition applies to any person who is a director or who holds the office of Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Vice-President, Secretary or Treasurer, and no such person may receive a personal loan from the Corporation under any provision of these Bylaws, whether or not that person also holds another office. Notwithstanding any duty to indemnify, no loan may be made by the Corporation to any officer who is not subject to the foregoing prohibition (such as an Assistant Secretary or Assistant Treasurer) unless first approved by the Board, and, if the officer has an interest described in Section 9.03 of these Bylaws, in the manner provided in that Section.
5.09	BONDS. The Board may resolve to require any officer to give bonds to the Corporation, with sufficient surety or sureties, conditioned upon the faithful performance of the duties of their offices and compliance with other conditions as required by the Board.
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5.10	SALARIES. Officers’ salaries and compensation packages will be fixed from time to time by the Board. Officers are not prevented from receiving a salary by reason of the fact that they are also a director of the Corporation.
5.11	INDEMNIFICATION. Subject to Section 8.105 of the Code, officers shall be indemnified by the Corporation, so long as the officer acted in a manner substantially similar to and consistent with the standard of care described in Section 3.105 of the Code. Any officer indemnification shall be limited to proceedings that are directly related to or have arisen out of the officer’s acts on behalf of the Corporation. Officers are entitled to advancement of expenses on the same terms as directors under Section 2.18 of these Bylaws.
5.12	CHAIRMAN OF THE BOARD. The Board may elect one of its members as Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board and of the shareholders at which the Chairman is present and shall perform such other duties as the Board may assign.
5.13	CHIEF EXECUTIVE OFFICER. Subject to the control of the Board, the Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall serve as the Corporation’s principal executive officer for purposes of the federal securities laws, and shall perform such other duties as the Board may assign. Unless the Board designates another person, the President is the Chief Executive Officer.
5.14	CHIEF FINANCIAL OFFICER. Subject to the control of the Board, the Chief Financial Officer shall oversee the Corporation’s financial reporting, accounting records and internal control over financial reporting, shall serve as the Corporation’s principal financial officer and principal accounting officer for purposes of the federal securities laws, and shall perform such other duties as the Board may assign. Unless the Board designates another person, the Treasurer is the Chief Financial Officer.
5.15	CONTINUITY OF MANAGEMENT. To provide for the continued operation of the Corporation if its management becomes unavailable:
(a)	The Board may, by resolution, designate one or more persons, in order of priority, to serve as interim officers (each, a “Designated Successor”) if every officer of the Corporation has died, resigned, been removed, or become unable to act (as shown by the written statement of a licensed physician or by order of a court), or if no director remains in office.
(b)	While serving, a Designated Successor has the powers of the President, Secretary and Treasurer only to the extent needed to preserve the Corporation’s assets, books and records, and bank accounts; to keep current the Corporation’s reports and filings under the federal securities laws and state law; and to call and conduct a meeting of shareholders under paragraph (c). A Designated Successor may not issue stock, sell or encumber assets outside the ordinary course of business, or approve any merger, conversion, dissolution or other fundamental transaction.
(c)	If no director remains in office, a Designated Successor may, as a person authorized by these Bylaws under Section 21.352 of the Law, call a special meeting of shareholders to elect directors, which shall be held as provided in Article 4 of these Bylaws.
(d)	A Designated Successor serves until the Board elects officers. The designating resolution shall be kept in the Corporation’s minute book and may be amended or revoked by the Board at any time.

ARTICLE 6

Capital & Finance

6.01	DIVIDENDS. Subject to Sections 21.302 and 21.303 of the Law, dividends may be declared by the Board and paid by the Corporation out of the net earnings of the unreserved and unrestricted earned surplus of the Corporation, or out of the unreserved and unrestricted net earnings of the current fiscal year, or in treasury shares of the Corporation, subject to the conditions and limitations imposed by the State of Texas. The stock
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transfer books may be closed by the Board and Sections 3.07 and 4.07 of these Bylaws. The Board, without closing the Corporation’s books, may declare dividends payable only to holders of record at the close of business on any business day not more than sixty (60) days prior to the date on which the dividend is paid.

6.02	RESERVES. Pursuant to Section 21.309 of the Law, the Board may, in their absolute discretion, set aside out of the Corporation’s earned net surplus as they deem expedient for dividend, while maintaining any corporate property, or any other purpose, before making any distribution of earned surplus.
6.03	DEPOSITORIES. The Corporation’s monies must be deposited in the Corporation’s name in a bank or trust company or trust companies designated by resolution of the Board. Corporate monies may be drawn out only by check or other order for payment signed by such persons and in such manner as may be determined by resolution of the Board.
6.04	FISCAL YEAR. The fiscal year of the Corporation ends on December 31 of each year, unless the Board fixes a different fiscal year by resolution.

ARTICLE 7

Books and Records

7.01	MEETING MINUTES. As required by these Bylaws and Section 3.151 of the Code, the Corporation must keep a complete and accurate accounting and minutes of the proceedings of its shareholders and Board.
7.02	SHAREHOLDER LIST. Consistent with Section 3.151 of the Code and Section 21.173 of the Law, the Corporation must keep a list of its shareholders at its registered office, principal place of business, or other designated location. Such list must include the names and addresses of all shareholders and the number and class of shares held.
7.03	LEGIBILITY OF RECORDS. Any books, records, and minutes may be in any form, provided such form is capable of being converted into written form within a reasonable time.
7.04	RIGHT TO INSPECT. Subject to Sections 3.151 through 3.153 of the Code and Section 21.218 of the Law, any director, and any shareholder who has held shares of the Corporation for at least six (6) months immediately preceding the demand or who holds at least five percent (5%) of all outstanding shares of the Corporation (in person or by the shareholder’s agent, accountant or attorney), has the right, upon written demand delivered to the Corporation stating a proper purpose with reasonable particularity, to examine and copy, at a reasonable time, those of the following documents of the Corporation that are relevant to the stated purpose:
(a)	The Certificate of Formation (initial, restated, and as amended);
(b)	These Bylaws, and any amendments;
(c)	Minutes of any proceedings;
(d)	Annual statements of affairs;
(e)	The books of account and stock ledger of the Corporation;
(f)	Any voting trust agreements;
(g)	All written communications to shareholders from the last three (3) years;
(h)	Accounting records of the Corporation; and
(i)	Record of the shareholders.

As conditions of any examination by a shareholder, to the extent permitted by law: (1) the shareholder shall pay the Corporation’s reasonable costs of locating and copying the records; (2) before examining any record that is not publicly available, the shareholder shall sign a reasonable confidentiality agreement; and (3) the

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Corporation may decline a demand if the shareholder has, within the preceding two (2) years, improperly used information obtained through a prior examination of the Corporation’s records, or is not acting in good faith or for a proper purpose, as provided in Section 21.222 of the Law.

The Corporation elects to assume any obligations that may be related to this Article of these Bylaws which would otherwise attach to the registered agent of the Corporation. The Corporation acknowledges and agrees that any obligation to produce corporate documents under this Article of the Bylaws shall attach to the Secretary as part of the duties described in Section 5.04 of these Bylaws.

ARTICLE 8

Notices

8.01	MAILING OF NOTICE. Except as may otherwise be required by law, any notice to any shareholder or director may be delivered personally or by mail. If mailed, the notice will be deemed to have been delivered on the close of business of the third business day following the day when deposited in the United States mail with postage prepaid and addressed to the recipient’s last known address in the records of the Corporation.
8.02	E-NOTICE PERMITTED. Any communications required by the Law, these Bylaws, or other laws may be made by digital or electronic transmission to the recipient’s known electronic address or number as known to the Corporation at the time of notice.
8.03	DUTY TO NOTIFY. All shareholders, directors, officers, employees, and representatives of the Corporation are required to notify the Corporation of any changes to the individual’s contact information. Pursuant to the obligations under this Section of these Bylaws, the individual must notify the Corporation that electronic transmissions of notice are impracticable, impossible, frustrated, or otherwise improper and ineffective.

ARTICLE 9

Special Corporate Acts

9.01	EXECUTION OF WRITTEN INSTRUMENTS. All contracts, deeds, documents, and instruments that acquire, transfer, exchange, sell, or dispose of any assets of the Corporation must be executed by the President to bind the Corporation. This Section does not apply to any checks, money orders, notes, or other financial instruments for direct payment of corporate funds which are subject to Section 9.02 of these Bylaws.
9.02	SIGNING OF CHECKS OR NOTES. All authorizations to distribute, pay, or immediately draw upon the financial resources of the Corporation must be signed by the Treasurer or a designated representative of the Treasurer, including any expense reimbursement or compensation payments to directors, officers, employees, representatives, service providers, or contractors of the Corporation.
9.03	INTERESTED TRANSACTIONS. If the President or any other officer or director of the Corporation holds an interest in an agreement or transaction that exists outside of that person’s capacity with the Corporation, the material facts of the interest shall be disclosed to the Board, and the agreement or transaction shall be approved or ratified in a manner provided in Section 21.418 of the Law, with the approval recorded in the minutes or in a written consent of the Board. Once so approved or ratified, the agreement or instrument may be signed on behalf of the Corporation by any officer the Board authorizes, including the interested officer.
9.04	SHAREHOLDER APPROVAL. Pursuant to Subchapter J of the Law, and until these Bylaws require otherwise, no shareholder approval is required to acquire, transfer, exchange, sell, or dispose of any assets of the Corporation in the ordinary course of business or in winding up the Corporation after a dissolution approved as provided in Section 9.06 of these Bylaws. Notwithstanding any other provisions of these Bylaws, and consistent with Subchapter J of the Law, shareholder approval is required prior to any non-routine business operations, such as a merger, consolidation, share-exchange, conversion, or dissolution.
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9.05	MERGERS & CONVERSIONS. Following the approval from the shareholders, in order for any consolidation, merger, conversion, or other organizational restructuring to be effective, it must follow the respective process(es) set out in Chapter 10 of the Code and Sections 21.452 and 21.453 of the Law.
9.06	DISSOLUTION. Following the approval of the shareholders, in order for the Corporation to properly be dissolved, it must follow the process set out in Chapter 11 of the Code and Chapter 21, Subchapter K of the Law.

ARTICLE 10

Amendments

10.01	BY SHAREHOLDERS. These Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at any regular or special shareholder meeting.
10.02	BY DIRECTORS. Subject to Section 21.057 of the Law and Article V of the Certificate of Formation, the Board has the power to make, alter, amend, and repeal the Corporation’s Bylaws. Any alteration, amendment, or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the stock entitled to vote at any shareholders meeting.
10.03	EMERGENCY BYLAWS. Consistent with Section 3.252 of the Code, the Board may adopt emergency Bylaws, subject to a vote to repeal or modify by the shareholders, which operate during any emergency in the Corporation’s conduct of business resulting from an attack on the United States or a nuclear or atomic disaster.
10.04	COMPLIANCE WITH STATE LAW. Any amendment to the Certificate of Formation or these Bylaws shall be consistent with the Code and Law.

These Bylaws have been duly amended and restated by resolution of the Corporation’s Board of Directors on this 2nd day of November, 2026.

/s/ James Burgauer

James Burgauer, Sole Director

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